Exhibit 10.19
FORM OF DEFERRED STOCK UNIT AGREEMENT
(Non-Employee Director Post-2005 Stock-for-Fees Deferred Stock Unit)
     THIS AGREEMENT is entered into and effective as of ___31, 200_, by and between Arbitron Inc. (the “Company”) and                                          (the “Participant”).
     A. The Company has adopted the Arbitron Inc. 1999 Stock Incentive Plan (as may be amended or supplemented, the “Plan”) authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to award deferred stock units to non-employee directors of the Company.
     B. Pursuant to the Company’s program permitting directors to receive deferred stock units under the Plan in lieu of director’s fees, the Company hereby awards to the Participant on                     , stock units representing shares of the Company’s common stock, and payable following termination of the Participant’s Board service as further described herein.
     Accordingly, the parties agree as follows:
1. Deferred Stock Units.
     The Company hereby awards the Participant                      stock units representing the same number of shares of the Company’s common stock, $0.50 par value (the “Deferred Stock Units”), according to the terms and subject to the conditions hereinafter set forth, as set forth in the Plan, and the policies and procedures concerning the award of deferred stock units set forth in the Arbitron, Inc. Director Deferred Compensation Plan (the “Policy”). The number of deferred stock units subject to this Agreement may increase based on Dividend Equivalent credits made pursuant to Section 4. Any such additional Deferred Stock Units (or fraction thereof) resulting from Dividend Equivalent credits shall be treated as Deferred Stock Units and shall be subject to the terms and conditions of this Agreement, the Plan and the Policy. Payment of the Deferred Stock Units shall be made as described below in Section 2.
2. Vesting and Payment of Deferred Stock Units.
     2.1 Vesting. The Deferred Stock Units are fully vested.
     2.2 Termination of Service. Payment of the Deferred Stock Units shall not be made until following the Participant’s termination of service as a director of the Company. If the Participant’s service as a director of the Company ceases for any reason, payment shall be made as previously elected by the Participant as follows:
☐	Within 30 days after the end of the calendar quarter in which the Participant has ceased to serve as a director of the Company, as a lump sum payment in shares of common stock of the Company (“Common Stock”) and with any fractional shares to be distributed in cash.
☐	Commencing as of January 1 of the calendar year following the year in which the Participant has ceased to serve as a director of the Company (or as soon as reasonably practicable thereafter), in ___annual installments (not to exceed 5) of shares of Common Stock. The amount of shares paid in each installment shall be determined by dividing the Participant’s total remaining deferred stock units by the remaining number of installments to be paid, such that the divisor shall be reduced by one in each subsequent year. Fractional shares shall be rounded down to the nearest whole number, except that in the final year in which an installment is to be paid, any fractional shares shall be distributed in cash.
(The Company has checked the box that applies to the Participant under this Agreement.)
3. Rights and Restrictions of Participant; Transferability.
     3.1 Rights as a Stockholder. The Participant will have no rights as a stockholder unless and until the Participant has become the holder of record of shares of Common Stock following payment in Common Stock after terminating service as a director of the Company. Notwithstanding the preceding, the Participant shall be credited with Dividend Equivalents on deferred stock units credited for his or her benefit to the extent of dividends issued on Common Stock, provided the record date for such dividend is on or after the end of the quarter as of which the stock units are credited to the Participant.
     3.2 Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Participant to payment of the Deferred Stock Units may be assigned or transferred, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Participant will, however, be entitled to designate a beneficiary to receive the payment of the Deferred Stock Units after such Participant’s death in the manner provided by the Policy.
4. Securities Law and Other Restrictions.
     Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and the Participant may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the Deferred Stock Units, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the Deferred Stock Units a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the Deferred Stock Units, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.
5. Change of Control.
     If there is a Change of Control, then, upon consummation of the Change of Control, but in no event more than 15 days following the Change of Control, the Company shall provide the Participant with a cash payment equal to the value per share of the consideration received in the Change of Control multiplied by the number of Deferred Stock Units. Upon payment of the cash amount just described, notwithstanding anything to the contrary in this agreement, the Plan or the Policy, this agreement shall expire, and no further payment shall be due to the Participant in respect of the Deferred Stock Units.
6. Adjustments.
     In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company that does not result in a Change of Control, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Participant, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities represented by the stock units making up the Deferred Stock Units.
7. Certain Definitions. For purposes of this Agreement, the following additional definitions will apply:
     (a) “Change of Control” means any of the following events:
(i)	a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving Company immediately following the effective date of such merger or consolidation;

(ii)	the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 51% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control;

(iii)	the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert if such acquisition is not approved by the Board of Directors of the Company prior to any such acquisition; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control;

(iv)	the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

(v)	the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

(vi)	a change in the composition of the Board at any time during any consecutive 24 month period such that the “Continuity Directors” cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, “Continuity Directors” means those members of the Board who either (A) were directors at the beginning of such consecutive 24 month period, or (B) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors.
     (b) “Dividend Equivalent” means a credit to the account of a Participant, based on the number of Deferred Stock Units subject to this Agreement, equivalent to the cash, stock or other property dividends on shares of Common Stock. Dividend Equivalent credits shall be deemed reinvested in additional shares of Deferred Stock Units (or fractions thereof) and shall be added to the number of Deferred Stock Units subject to this Agreement.
8. Subject to Plan.
     The Deferred Stock Units issued under this Agreement have been issued subject to the terms of the Plan, as supplemented by the Policy. The terms of the Plan and the Policy are incorporated by reference in this Agreement in their entirety, and the Participant, by execution of this Agreement, acknowledges having received a copy of the Plan and the Policy. The provisions of this Agreement will be interpreted as to be consistent with the Plan and the Policy, and any ambiguities in this Agreement will be interpreted by reference to the Plan. Except as set forth in Sections 5 and 7, in the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.
9. Miscellaneous.
     9.1 Director as Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the Deferred Stock Units credited to the account of the Participant at the time provided for hereinabove. Neither the Participant nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of Company. The Participant’s right to receive payments hereunder shall be that of an unsecured general creditor of Company.
     9.2 Payment Rights Nontransferable. The rights and interests of the Participant and any beneficiary of the Participant under this Agreement may not be sold, pledged, hypothecated, assigned or transferred in any manner, either voluntarily or involuntarily by operation of law, other than by the Participant pursuant to a beneficiary designation in accordance with the Policy.
     9.3 Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.
     9.4 Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Delaware, without regard to conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of another jurisdiction.
     9.5 Entire Agreement. This Agreement, the Plan, and the Policy set forth the entire agreement and understanding of the parties to this Agreement with respect to the terms and conditions applicable to the Deferred Stock Units and supersede all prior agreements, arrangements, plans, and understandings relating to the Deferred Stock Units and the administration of the Plan and the Policy.
     9.6 Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

     The parties to this Agreement have executed this Agreement effective the day and year first above written.

ARBITRON INC.

By

Its

By execution of this Agreement, the Participant acknowledges having received a copy of the Plan and the Policy.	PARTICIPANT

(Signature)

(Name and Address)

Social Security Number: